EXHIBIT 99.1

NEW MAJORITY SHAREHOLDER MAKES
PROGRESS AT MAYOR’S JEWELERS, INC.

Sunrise, FL, February 27, 2003 – Mayor’s Jewelers, Inc. (AMEX: MYR) announced today certain positive development since August 20, 2002, when Henry Birks & Sons Inc., a leading retailer and manufacturer of fine jewelry, timepieces and giftware in Canada, invested $15 million to acquire 72% of the Company.

RESULTS FOR FORTY WEEK PERIOD
AND NINE-WEEK PERIOD ENDED JANUARY 4, 2003

In its transition report filed on Form 10-Q on February 27, 2003 as a result of the Company’s change in fiscal year, Mayor’s reported net income of $4.7 million or $.06 per diluted share for the nine week period ended January 4, 2003, compared with net income of $0.9 million or $.05 per diluted share for the comparable period in the prior year. Included in net income for the nine-week period ended January 4, 2003 is approximately $1 million of income from the reversal of previously recorded restructuring charges for the exit of leases that were negotiated at more favorable terms than originally expected. Conversely, during the nine-week period ended January 5, 2002, the Company recorded a one-time charge of $1.1 million for strategic cost reduction projects and non-recurring legal fees related to stockholder related matters and severance costs. For the forty week period ended January 4, 2003, the Company had a net loss of $(20.6) million or $(1.05) per diluted share, compared with a net loss of $(21.3) million or $(1.10) per diluted share for the thirty-nine week period in the prior year. Comparable store sales were down an average of 19% in November and December 2002, due to the off-price promotional activities initiated during the 2001 holiday sales season in order to raise cash, as well as decreased store traffic.

Mayor’s Chairman and CEO Thomas A. Andruskevich said, “We are encouraged to see some success in our efforts at increasing gross profit margins and controlling expenses, even though sales for the 2002 holiday season were disappointing in what has proven to be a difficult retail environment. The continuing decreases in domestic and international tourism in South Florida, combined with a lack of consumer confidence stemming from a volatile stock market and a possible war, have made the luxury retail sector very challenging.”

According to Andruskevich, “Focusing on the areas we identified as priorities last August has been key to our progress, and an essential element in our rebuilding efforts, which I am happy to report are now well underway.” Priorities where improvement has been made to date include:

•	Successfully completing the termination of leases for 14 underperforming store locations, along with the termination of an additional lease in which a store had not been built. Additionally, Mayors is presently negotiating the closure of one additional location outside of its core markets of Florida and Georgia. Mayor’s has recently opened two new stores in its core Florida market, at the Mall at Millennia in Orlando and Merrick Park in Coral Gables.

•	Refinancing its senior credit facility and selling the majority of the Company’s credit card receivables. The refinancing of the senior credit facility was arranged with Fleet Retail Finance and GMAC at the time of the Birks investment. As of February 27, 2003 the Company had additional unused borrowing capacity of approximately $ 22.7 million.

•	Stabilizing and improving relationships with key suppliers, including timely merchandise delivery on favorable terms. However, due to the August closing of the investment transaction, some delays were experienced in receiving merchandise in time for the 2002 holiday season, particularly from overseas suppliers.

•	Liquidating a substantial amount of slow-moving and discontinued merchandise. The Company is continuing to work through the remainder of aged inventory, partially by returning it to suppliers in exchange for new merchandise. Removing aged inventory from the product mix has allowed Mayor’s to focus on protecting and building gross profit margins.

•	The beginning of revamping its product lines to introduce more exclusive, higher margin items, including diamond jewelry manufactured by Birks. Initial product testing of selected Birks merchandise over the holiday season was positive, Mayor’s also hopes to repeat in the United States the success Birks has had with its bridal lines in Canada.

•	The stabilization of staffing, particularly at the retail level.

Mayor’s recently announced a change in its fiscal year-end from the Saturday closest to January 31 to the Saturday closest to March 31, in order to maximize synergies and efficiencies between Mayor’s and Birks in the companies’ planning cycles. Mayor’s will report annual earnings for the fiscal year ending March 29, 2003 not later than June 27, 2003. Mayor’s transition report on Form 10-Q includes information for the forty-week period and nine-week period ended January 4, 2003 because of the change in Mayor’s fiscal year.

In the year ahead, Mayor’s plans to re-establish its position as the premier luxury retailer of jewelry and timepieces in Florida and Georgia. The Company believes there is potential to regain business lost over the last year and a half and to attract significant new business to its network of 29 stores.

Longer-term objectives, supported by a comprehensive market research program already underway, include improving gross margins by shifting the product offering to more private label and exclusive merchandise; developing a more focused marketing communications plan; and lowering overhead and store costs through restructuring back-office systems, and processes and operations.

Mayor’s is a leading luxury retail jeweler serving Florida and Greater Atlanta. The Company was founded in 1910 and has maintained the intimacy of a family-owned boutique while becoming renowned for its fine jewelry, timepieces and giftware. Mayor’s currently operates 29 total stores; 23 in Florida, five in Georgia, and one in McLean, Virginia.

Mayor’s will host a conference call at 9:00 a.m. (EST) on February 28, 2003 during which Senior Management will discuss financial results for the forty-week period and nine-week period ended January 4, 2003. For anyone interested in participating in the Company’s conference call, the call-in number for North America is 1-888-243-0814; passcode 77709. A replay of the call will be available through March 7, 2003 at 1-888-266-2081; passcode 77709.

CONTACT:	Mayor’s Jewelers, Inc., Sunrise, Florida John Ball, 954/846-2853 or 514/397-2592 Investor Relations e-mail: jball@mayors.com Commercial website: www.mayors.com

This release, written reports and oral statements made from time to time by the Company contain forward-looking statements which can be identified by their use of words like “plans,” “expects,” “believes,” “will,” “anticipates,” “intends,” “projects,” “estimates,” “could,” “would,” “may,” “planned,” “goal,” and other words of similar meaning. All statements that address expectations, possibilities or projections about the future, including without limitation statements about the Company’s strategy for growth, expansion plans, sources or adequacy of capital, expenditures and financial results are forward-looking statements.

One must carefully consider such statements and understand that many factors could cause actual results to differ from the forward-looking statements, such as inaccurate assumptions and other risks and uncertainties, some known and some unknown. No forward-looking statement is guaranteed and actual results may vary materially. Such statements are made as of the date provided, and the Company assumes no obligation to update or revise any forward-looking statements to reflect future developments or circumstances.

For further information regarding these and other risks and uncertainties, reference is made to the Company’s filings with the Securities and Exchange Commission, including without limitation, Form’s 10-K and 10-Q.

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